Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Acquisition of Coal Reserves, Execution of Coal Sales Agreement, and Plans to Develop New Pennsylvania Coal Mine

TULSA, Oklahoma, December 29, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its subsidiary, Penn Ridge Coal, LLC (“Penn Ridge”), has entered into a coal lease and coal sales agreement with affiliates of Allegheny Energy, Inc. (“Allegheny”) (NYSE: AYE) to pursue development of Allegheny’s Buffalo Coal Reserve in Washington County, Pennsylvania.

“These agreements with Allegheny further diversify our customer base and strengthen our presence in the Northern Appalachia coal markets,” said Joseph W. Craft III, President and Chief Executive Officer. “When combined with our Tunnel Ridge reserves, Alliance now controls an estimated 125 million tons of coal in the Pittsburgh No. 8 seam. As Allegheny and other power generators complete their planned and announced installations of new environmental controls over the next five years, Alliance is well positioned to help meet this anticipated growth in demand for high sulfur coal. Alliance believes that production from both our Penn Ridge and Tunnel Ridge mines will be needed to satisfy this demand and is prepared to develop both mines once the necessary permits and sales commitments are secured. We are excited to enter into this arrangement with Allegheny, which will allow Alliance to continue executing on its strategy of creating sustainable, capital-efficient growth in distributable cash flow.”

Buffalo Coal Reserve Lease

The Buffalo Coal Reserve lease encompasses approximately 19,800 acres and is estimated to include approximately 55 million tons of high BTU, “scrubber quality” coal in the Pittsburgh No. 8 seam. The Partnership anticipates that the Penn Ridge operation will be capable of producing annually up to 5.0 million tons of coal. The Partnership is estimating total capital expenditures required to develop Penn Ridge to be approximately $165.0 million over a five-year period. The Partnership expects to immediately begin the development process for the Penn Ridge mine, which includes obtaining the necessary permits. The Partnership is hopeful that production from Penn Ridge can begin in the 2009 to 2010 time frame.

Coal Sales Agreement

In conjunction with the Buffalo Coal Reserve lease, Penn Ridge also entered into a ten-year, 20 million ton coal sales agreement with affiliates of Allegheny. The term of the coal sales

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agreement commences with initial production from the Buffalo Coal Reserve, at which time Penn Ridge will supply annually up to two million tons of coal produced from the Buffalo Coal Reserve for use in Allegheny’s power plants.

The Buffalo Coal Reserve area is north of and contiguous to the Partnership’s Tunnel Ridge reserve area, which is located in Washington County, Pennsylvania and Ohio County, West Virginia. The Tunnel Ridge reserve is estimated to include approximately 70 million tons of coal in the Pittsburgh No. 8 seam. (See ARLP Press Release date October 21, 2004.) The Partnership has filed permits to develop the Tunnel Ridge mine and is currently in discussions to secure coal sales agreements. The Partnership currently anticipates that initial production from the Tunnel Ridge mine could begin in the 2009 to 2010 time frame.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004 filed on March 15, 2005 and August 15, 2005, respectively, with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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